Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS REPORTS SECOND QUARTER REVENUES OF $655 MILLION

-Second Quarter Total Same-Store Sales Declined 5.4 Percent-

MINNEAPOLIS, January 9, 2009 — Regis Corporation (NYSE:RGS), the global leader in the $170 billion hair care industry, today reported consolidated revenues decreased 4.0 percent in the second fiscal quarter of 2009 to $655 million, compared to $682 million a year ago.  Deconsolidation of the European franchise salon operations reduced revenue in the quarter by approximately $17 million.  Absent the impact of the European deconsolidation, consolidated revenues for the quarter would have decreased 1.6 percent.  Second quarter total same-store sales decreased 5.4 percent, falling below the previously issued guidance of negative 1.0 percent to positive 1.0 percent.

“Consumer cut backs have impacted our service business more than we had expected, especially in the month of December,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “It is impossible to predict how long these current unprecedented conditions will last.  However, operationally, we will be profitable in the second quarter and for the full fiscal year.  Our business is the quintessential replenishment business and with nearly seventy percent of our business coming from services, we are well positioned for the long-term.  In the near-term, we will continue to focus on strengthening our balance sheet and, more specifically, lowering our debt levels.  We will accomplish this by reducing expenses, minimizing capital and acquisition expenditures and effectively managing our working capital.”

Second Quarter Revenues:

	For the Three Months Ended December 31, 2008
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated

Revenues:
Service	$408,149	$28,823	$16,248	$453,220
Product	161,474	12,445	17,769	191,688
Royalties and fees	9,609	—	618	10,227
Total	$579,232	$41,268	$34,635	$655,135

	For the Three Months Ended December 31, 2007
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated

Revenues:
Service	$399,377	$43,224	$15,267	$457,868
Product	166,803	19,133	16,760	202,696
Royalties and fees	9,900	10,699	1,078	21,677
Total	$576,080	$73,056	$33,105	$682,241

On January 31, 2008, Regis Corporation merged its continental European franchise salon operations with the Franck Provost Salon Group.

Second Quarter Same-Store Sales:

For the Three Months Ended December 31,

	2008			2007
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-8.0%	-13.4%	-9.0%	-0.3%	3.5%	0.3%
MasterCuts	-0.7	-10.1	-2.7	0.1	-3.7	-0.7
Trade Secret	-9.5	-20.3	-19.1	-8.2	-7.2	-7.3
Strip Center Salons	-1.0	-3.6	-1.3	0.4	1.8	0.6
SmartStyle	0.8	-4.1	-0.9	0.5	-2.1	-0.4
Domestic Same-Store Sales	-2.6%	-11.9%	-5.2%	0.0%	-3.0%	-0.8%

International Same-Store Sales	-12.3%	-7.6%	-10.7%	-5.8%	-2.6%	-4.7%

Hair Restoration Same-Store Sales	-0.1%	-2.5%	-1.3%	6.6%	7.0%	6.8%

Consolidated Same-Store Sales	-3.1%	-10.8%	-5.4%	-0.2%	-2.3%	-0.8%

International same-store sales for the quarter represent the 12-week period ended December 13, 2008 versus the 12-week period ended December 15, 2007.

Regis Corporation will announce second quarter 2009 earnings results on January 28, 2009.  A conference call discussing second quarter results will follow at 10:00 a.m. Central time.  Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of September 30, 2008, the Company owned, franchised or held ownership interests in over 13,600 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Trade Secret, PureBeauty, BeautyFirst and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia. Regis also maintains a 49 percent ownership interest in Intelligent Nutrients, a business that provides a wide variety of certified organic products for health and beauty.  For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; the ability of the Company to consummate the planned closure of salons and the related realization of the anticipated costs, benefits and time frame; the ability of the Company to successfully complete the transformation of Trade Secret through expansion of product assortments; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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